COLOROCS ANNOUNCES EXECUTION OF DEFINITIVE ACQUISITION AGREEMENT
BETWEEN VIEWCALL AMERICA, INC. AND NETCHANNEL INC.

     Norcross, Ga., April 30 -PRNewswire/ -- Colorocs Information
Technologies, Inc. (Nasdaq: CLRC), today announced the execution of a definitive acquisition agreement between its majority owned subsidiary ViewCall America, Inc. and NetChannel Inc.

     Under the definitive asset acquisition agreement NetChannel will acquire certain core assets and certain liabilities of ViewCall America, Inc. in exchange for shares of NetChannel preferred stock. The agreement is subject to ViewCall America shareholder approval.

     Rudolph P. Russo, Chairman of the Board of Colorocs commented:
"We are delighted to have executed the definitive agreement with NetChannel. Combining the two company's strengths should create a dynamic force in this emerging market that will provide a compelling on-line service for Internet-TV."

     About Colorocs
     Colorocs Information Technologies, Inc. intends to utilize its income from patent licensing to diversify from its historic business of color copiers and printers to exciting new technology growth opportunities. Colorocs is headquarted in Norcross, Georgia.

     About NetChannel
     NetChannel Inc. is the developer of NetChannel, an Internet and information service designed to extend the television experience by delivering personally relevant information and entertainment. Founded in 1996, the company employs a staff of 60 and is headquartered in South San Francisco. NetChannel Inc. is currently aligned with manufacturing partner Thomson Consumer Electronics and Network Computer, Inc. (NCI), a wholly owned subsidiary of Oracle. NetChannel Europe, a wholly owned subsidiary of NetChannel Inc., is based in London, England. NetChannel's Web site can be accessed via the Internet at http://www.netchannel.net.

     The preceding paragraphs contain forward-looking statements that involve risks and uncertainties. There can be no assurance that Colorocs will be successful in finding new business opportunities or if it does that these investments will be successful. Actual performance and results, and the effect thereof on the financial results of Colorocs Information Technologies, Inc., may differ from the performance and results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the possibility that shareholder approval may not be given, the transaction may not be completed, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, diversion of management's attention from other business concerns, risks of entering new markets, competitive response, and a lack of demand for Internet TVs or other downturn in the Internet TV industry. NetChannel is a privately held company and the NetChannel preferred stock issued to the Company may have undetermined value or liquidity. For a more detailed description of the risk factors associated with Colorocs Information Technologies, please refer to the company's SEC filings.

SOURCE Colorocs Information Technologies, Inc.

CONTACT:  Alan McKeon, Colorocs Information Technologies, Inc.,
770-447-3570 or email: amckeon@viewcall.net